Exhibit 3.1


            ARTICLES OF INCORPORATION OF GWL&A FINANCIAL INC.



                            ARTICLE I - NAME

      The name of the Corporation is GWL&A Financial Inc.

                          ARTICLE II - PURPOSE


      The Corporation may engage in any lawful act or activity for which corporations may be organized under the General
Corporation Law of Delaware.

                ARTICLE III - REGISTERED OFFICE AND AGENT

      The registered office is 1209 Orange Street, County of New
Castle, Wilmington, Delaware 19801. The registered agent is The
Corporation Trust Company at said address.

                    ARTICLE IV - CAPITAL STOCK

      The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1 million, of which 500,000 shares shall be Common Stock, (the "Common Stock"), and 500,000 shares shall be Preferred Stock (the "Preferred Stock"). Each share shall have no par value.

      A.   Common Stock
           ------------

      The powers, designations, preferences and relative participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) in respect of the Common Stock are as follows:

      1. Rank. The Common Stock shall rank junior to the Preferred Stock with respect to payment of dividends and distributions on liquidation or dissolution and shall have such other qualifications, limitations or restrictions as provided in this Article.

      2. Voting Rights. Except as otherwise expressly provided by law or as provided for any series of Preferred Stock by the Board of Directors of the Corporation in accordance with this Article, all voting rights shall be vested in the holders of shares of the Common Stock, and at every meeting of stockholders of the Corporation (or with respect to any action by written consent in lieu of a meeting of stockholders), each share of Common Stock shall be entitled to one vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders' consent) on all matters to come before such meeting.

      3. Dividend and Liquidation Preference as between the Common Stock and the Preferred Stock. For so long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than any dividend or distribution payable solely in shares of Common Stock or any other stock of the Corporation ranking junior to the shares of Preferred Stock as to dividends and liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to the shares of Preferred Stock as to the dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of the Common Stock or any other stock of the


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Corporation ranking junior to the shares of Preferred Stock as to dividends or upon liquidation, unless (i) full cumulative dividends on all shares of Preferred Stock as to which dividends are cumulative for all past dividend periods have been (a) paid or (b) declared and a sum sufficient irrevocably deposited with the paying agent for the payment of such dividends, and (ii) the Corporation has redeemed the full number of shares of Preferred Stock, if any, it is then obligated to redeem in accordance with the terms of any series of Preferred Stock as fixed by the Board of Directors of the Corporation in accordance with this Article.

      4. Assets Remaining After Liquidation. In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the holders of the Preferred Stock, the holders of shares of the Common Stock shall be entitled, to the exclusion of the holders of shares of the Preferred Stock, to share ratably in all remaining assets of the Corporation. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

      B.   Preferred Stock
           ---------------

      1. The Preferred Stock may be divided into and issued in classes and series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more classes, and one or more series of each such class, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations, restrictions and terms of the shares of any series of Preferred Stock including but not limited to the following:

The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

The amount payable upon shares in the event of involuntary liquidation;

The amount payable upon shares in the event of voluntary liquidation;

Sinking fund or other provisions, if any, for the redemption or purchase of shares;

The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

Voting powers, if any; and

Such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Delaware.

      2. No Dividend Preference Between Series of Preferred Stock. No dividends shall be declared on shares of any series of Preferred Stock for any dividend period or part thereof unless full cumulative dividends have been or contemporaneously are declared on the shares of each other series of Preferred Stock as to which dividends are cumulative through the most recent dividend payment date for each such other series. If at any

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time any accrued dividends on shares of any series of Preferred
Stock as to which dividends are cumulative (a "cumulative series") have not been paid in full, then the Corporation will, if paying any dividends on any shares of any cumulative series of Preferred Stock, pay dividends on shares of all cumulative series of Preferred Stock pro rata in proportion to the sums which would be payable on such cumulative series if all accrued but unpaid dividends, if any, through the most recent applicable dividend payment date were declared and paid in full. Dividends on any series of Preferred Stock shall be cumulative only to the extent provided in the terms of that series.

      3. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of shares of each series of Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders after satisfying claims of creditors but before any payment or distribution on the Common Stock or on any other class of stock ranking junior to the shares of Preferred Stock upon liquidation, a liquidation distribution per share in the amount of the liquidation preference fixed or determined in accordance with the terms of the shares of such series of Preferred Stock plus, if so provided in such terms, an amount equal to accumulated and unpaid dividends on each share of such series (whether or not earned or declared) to the date of such distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay in full the holders of shares of any series of Preferred Stock the preferential amount to which they are entitled, holders of shares of all series of Preferred Stock will share ratably in any such distribution of such assets in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Unless and until payment in full has been made to holders of shares of all series of Preferred Stock of the liquidation distributions to which they are entitled as provided in this Article, no dividends or distributions will be made to holders of the Common Stock or any other stock ranking junior to the shares of any series of Preferred Stock on liquidation and no purchase, redemption or other acquisition for any consideration by the Corporation will be made in respect of the Common Stock or any stock ranking junior to the shares of any series of Preferred Stock upon liquidation. After the payment to all holders of series of Preferred Stock of the full amount of the liquidation distributions to which they are entitled pursuant to the preceding sentences, such holders (in their capacity as such holders) shall have no right or claim to any of the remaining assets of the Corporation.

      (b) Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation or merger of the Corporation with or into any other entity, nor the merger or consolidation of any other entity with or into the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Article.

      4. Conversion Rights. Preferred Stock of any series may be convertible into shares of any other class or into shares of any series of the same or any other class, except as may otherwise be limited by law, if the terms and conditions of such conversion are determined by the Board of Directors of the Corporation in establishing such series of Preferred Stock.

      5. Dividend Rate Periods of the Preferred Stock. The periods during which a dividend rate would be applicable for any series of the Preferred Stock shall be determined in accordance with the terms of that series. Such terms may provide that the Board of Directors of the Corporation shall have the discretion to establish the duration of the period during which a dividend rate may be applicable. Such terms may provide that a dividend rate may be applicable during all or part of the time any shares of such series are outstanding. If a dividend rate is applicable during only part of the time any shares of a series are outstanding, such terms may provide (subject to applicable law) that the Board of Directors of the Corporation may select, from time to time, one or more subsequent time periods of the same or varying lengths during which a dividend rate will be applicable.


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      6. Redemption Provisions. (a) Shares of any series of the
Preferred Stock shall be subject to the right of the Corporation to redeem any of such shares if so provided in the terms of such series. Such terms may provide that the Board of Directors of the Corporation may change from time to time, the redemption terms and conditions, including the redemption price, for shares of such series, subject to applicable legal requirements.

      (b) The Corporation shall not purchase or otherwise acquire any shares of any series of Preferred Stock while any accumulated and unpaid dividends exist with respect to such series or any other series of Preferred Stock, unless contemporaneously with such purchase or acquisition such accumulated and unpaid dividends are (i) paid or (ii) declared and a sum sufficient irrevocably deposited with the paying agent for payment of such dividends; provided, however, that the Corporation may purchase or otherwise acquire shares pursuant to a voluntary purchase or exchange offer made on an equal basis to all holders of shares of all series of Preferred Stock.

                        ARTICLE V - BYLAWS

      In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation not inconsistent with provisions of law or this certificate of incorporation.

                ARTICLE VI - LIABILITY OF DIRECTORS

      No director of this corporation shall have any personal liability for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director except that this provision shall not eliminate or limit the liability of a director to the Corporation or its stockholders for monetary damages for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in contravention of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

                       ARTICLE VII - INCORPORATOR

      The name and mailing address of the incorporator is:

           The Great-West Life Assurance Company
           8515 East Orchard Road
           Englewood, Colorado 80111


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      IN WITNESS WHEREOF, the undersigned incorporator has
hereunto set its hand.


Dated:  September 10, 1998.


THE GREAT-WEST LIFE ASSURANCE COMPANY
By:


      /s/ W.T. McCallum                   /s/ D.C. Lennox
      -----------------                   ---------------
      Name:  W.T. McCallum                Name:  D.C. Lennox
      Title: President and Chief          Title: Senior Vice President
             Executive Officer, U.S.             and Chief U.S. Legal
             Operations                          Officer